EXHIBIT 99.1

REDBACK CEO JOINS JDSU BOARD OF DIRECTORS

San Jose, California, December 19, 2005 – JDSU today announced that Kevin A. DeNuccio, President and Chief Executive Officer of Redback, has joined the JDSU Board of Directors, effective 15 December, 2005. The addition of Mr. DeNuccio increases the size of the JDSU Board to nine, and increases the number of independent members to eight.

“The depth of Kevin’s knowledge, particularly in broadband communications, will be invaluable as JDSU leads the transition to high performance, agile networks,” said Kevin Kennedy, JDSU’s Chief Executive Officer. “I am very pleased to welcome Kevin to the JDSU Board of Directors, and know that the company will benefit from his 25 years of experience in telecommunications.”

“I have been impressed by JDSU’s ongoing commitment to customers as the company executes its multi-faceted program of top and bottom line improvements,” said Kevin DeNuccio, Redback’s President and Chief Executive Officer. “With its expanded portfolio of optical communications and test and measurement products, JDSU enables its customers worldwide to benefit from technologically advanced, reliable networks that ultimately contribute directly to their bottom line.”

Mr. DeNuccio was recruited to lead the Redback Networks turnaround in August of 2001. As CEO, he has led the company through a successful financial restructuring, product and market transition, and now into its renewed high growth phase. Prior to joining Redback in 2001, Mr. DeNuccio was senior vice president of worldwide service provider operations for Cisco Systems, Inc. Prior to his six years at Cisco, he was the founder, president and chief executive officer of Bell Atlantic Network Integration Inc., a wholly owned subsidiary of Bell Atlantic (now Verizon Communications). Mr. DeNuccio has also held senior management positions at both Unisys Corporation and Wang Laboratories, as vice president of the network integration and channel partner businesses.

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) is committed to enabling broadband & optical innovation in the communications, commercial and consumer markets. JDSU is the leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. Furthermore, JDSU is a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace and defense, and decorative applications. More information is available at www.jdsu.com.

Investors: Jacquie Ross, 408-546-4445, investor.relations@jdsu.com

Press: Kathleen Greene, 408-546-5852, kathleen.greene@jdsu.com